EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-37108, 333-59134, 333-101291, 333-102306, 333-121342, 333-121343, 333-121344, 333-139380, 333-139382, 333-139383, 333-139384, 333-148024, 333-162926, 333-162927 and 333-170879 on Form S-8 and Registration Statement Nos. 333-170876, 333-170876-01, 333-170876-02, 333-170876-03, 333-170876-04 and 333-170876-05 on Form S-3 of MetLife, Inc., of our report dated June 26, 2012, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

June 26, 2012